Smart Balance Announces 2009 Second Quarter Results

•	Net sales $58.2 million, up 21% versus year ago
•	Earnings per share $0.02, up $0.04 versus year ago
•	Gross profit margin 48.6% versus 41.4% year ago
•	Debt reduced by $5 million
•	New sour cream product national launch announced

Paramus, N.J. (August 6, 2009) – Smart Balance, Inc. (NasdaqGM: SMBL) today announced its results for the second quarter ended June 30, 2009.  The Company reported net sales of $58.2 million, an increase of 21.2% versus year ago, and earnings per share of $0.02, versus a loss of $0.02 per share in 2008.

The second quarter net sales increase versus 2008 was due to a 13% volume growth in case shipments and higher pricing carried over from the prior year.  The improvement in earnings per share was due to increased gross profits and lower financing-related costs, partially offset by higher operating expenses.

The Company increased market share in its core category of spreads by 1.2 points to 14.8% in the second quarter versus the same quarter in 2008, representing the 30th consecutive quarter of market share growth, according to Information Resources, Inc. (IRI) data.

“In a quarter where competitive intensity increased, I am pleased with our continued share growth in our core category of spreads,” said Stephen B. Hughes, Smart Balance Chairman and CEO.  “Consumers have learned that Smart Balance is the company to trust to always deliver the heart healthiest, best tasting spread in the market place.”

Gross profit margin for the quarter improved to 48.6% versus 41.4% for the second quarter of 2008, due to lower commodity costs and higher pricing carried over from 2008, partially offset by higher promotion expenses.

The Company paid down debt by $5.0 million during the quarter, bringing total long-term debt to $64.5 million.  The Company has reduced debt by $95.5 million, or 60%, since the acquisition of GFA Brands in May, 2007, and expects to continue to pay down debt this year.

The Company expects approximately 10% volume growth in case shipments in the second half of 2009 versus 2008 with plans that include launching a Smart Balance® sour cream to add to the Company’s presence in the dairy aisle.

“Our second half plans reflect both flexibility and prudence as we strongly support our current products, work on expanding into new categories for the future, and meet our financial commitments as we set the stage for 2010,” added Hughes.  “In addition to the launch of sour cream, we expect to make progress on several new initiatives by the end of the year.”

2009 Second-Quarter Results

Net sales for the second quarter of 2009 increased 21.2% to $58.2 million from $48.0 million for the second quarter of 2008.  The increase was primarily due to increased case shipments and higher prices, partially offset by higher promotion expenses.  Selling prices for the Company’s spreads, which represent approximately 75% of its net sales, were increased three times in 2008 to cover rising commodity costs, consistent with competitive actions in the industry.

The increase in cases shipped was due primarily to growth in the Company’s new milk line, due to regional expansion in the Northeast and continued growth in the initial Florida market, and an increase in the core category of spreads, benefiting from timing of the Easter holiday and a favorable comparison to the prior year which had experienced a reduction in retail inventories.

Gross profit increased $8.4 million to $28.3 million for the second quarter of 2009 from $19.9 million in 2008 due to the benefit of higher pricing, the growth in case shipments and lower product input costs, partially offset by higher promotion expenses.

Operating income increased $3.0 million to $2.5 million for the second quarter of 2009 compared with a loss of $0.5 million in 2008 as the $8.4 million increase in gross margin was partially offset by a $5.4 million increase in operating expenses.  The increase in operating expenses reflected continued expansion of general and administrative expenses (primarily increased staff and related costs), higher marketing investments to support growth and increased selling and distribution costs driven by higher sales.

Excluding the impact of non-cash charges, operating income increased $3.4 million to $7.7 million in 2009 from $4.3 million in 2008.  See the table below for the non-cash items affecting operating income.

Items Affecting Operating Income – Second Quarter

$ in Millions	2009	2008

Operating Income (Loss)	2.5	(0.5)
Non-cash charges affecting Operating Income:
Stock-based Compensation Expense	4.0	3.7
Depreciation & Amortization	1.2	1.1
	5.2	4.8
Operating Income excluding non-cash charges	7.7	4.3

Net income for the second quarter of 2009 was $1.0 million compared to a loss of $1.5 million for the second quarter of 2008, an increase of $2.5 million, reflecting the gains in operating income, lower interest expenses, a one-time benefit from the resolution of a state tax position and a loss on the derivative liability related to an interest rate swap.  The benefit from the tax resolution was $0.4 million.  Other expense in 2009 reflects $0.1 million of accelerated amortization of deferred financing costs resulting from the prepayment of debt.

Excluding the after-tax impact of non-cash charges, net income for the second quarter of 2009 was $4.4 million versus $1.5 million in 2008.  See the table below for non-cash items affecting net income (loss).

Items Affecting Net Income (Loss) – Second Quarter

$ in Millions	2009	2008

Net Income(Loss)	1.0	(1.5)
Non-cash charges after-tax affecting Net Income(Loss):
Stock-based Compensation Expense	2.4	2.3
Depreciation & Amortization	0.7	0.7
Change in Fair Value of an Interest Rate Swap	0.2	-
Accelerated Financing Amortization	0.1	-
	3.4	3.0
Net Income excluding non-cash charges after-tax	4.4	1.5

Outlook
Smart Balance’s outlook for the second half of 2009 calls for percentage volume growth in case shipments of approximately 10%.  The Company expects continued volume growth led by increased distribution and new products in spreads, peanut butter, cooking oil and popcorn, as well as expansion of its milk products and new products.  The food industry is experiencing uncertainty in 2009 around consumer reaction to the economy and increased competitive promotional activity, potentially having the effect of delaying trial by prospective consumers of the Company’s premium-priced products.

Gross profit as a percent of net sales is expected to be 45%+ in 2009 as higher promotion and introduction costs will likely partially offset improvements in product ingredient costs versus 2008.  Marketing investments will increase in 2009 versus 2008 as the Company will continue to aggressively support its core user base and develop awareness among new consumers.

Forward-looking Statements
Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions.  Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

•	raise prices as fast as commodity costs increase;
•	introduce and expand distribution of new products;
•	meet marketing and infrastructure needs;
•	meet long-term debt covenants; and
•	increase volume in case shipments in a competitive environment with rising costs and an increasingly price sensitive consumer.

About Smart Balance, Inc.
Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol.  The Company’s products include Smart Balance® Buttery Spreads, Milk, Butter Blend Sticks, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese.  For more information about products and the Smart Balance™ Food Plan, visit http://www.smartbalance.com.

Media Contact:	Investor Contact:
Brent Burkhardt	John Mintz
Executive Vice President	Vice President Finance &
Managing Director	Investor Relations
TBC Public Relations	Smart Balance, Inc.
bburkhardt@tbc.us	investor@smartbalance.com
410-986-1303	201-568-9300

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	December 31,
	2009	2008
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$5,260	$5,492
Accounts receivable, net of allowance of: 2009 – $318 and 2008 - $256	13,059	14,283
Accounts receivable - other	708	692
Inventories	6,010	9,322
Prepaid taxes	1,035	709
Prepaid expenses and other assets	10,759	1,019
Deferred tax asset	439	650
Total current assets	37,270	32,167
Property and equipment, net	4,377	4,301
Other assets:
Goodwill	374,886	374,886
Intangible assets, net	153,190	155,223
Deferred costs, net	1,475	1,737
Other assets	621	222
Total other assets	530,172	532,068
Total assets	$571,819	$568,536
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$25,598	$24,938
Income taxes payable	1,407	1,080
Total current liabilities	27,005	26,018
Long term debt	64,504	69,504
Derivative liability	4,075	5,132
Deferred tax liability	44,043	46,268
Other liabilities	565	163
Total liabilities	140,192	147,085
Commitment and contingencies
Stockholders' equity
Preferred stock, $.0001 par value, 50,000,000 shares authorized	-	-
Common stock, $.0001 par value, 250,000,000 shares authorized; 62,630,683 (2009) and 62,630,683 (2008) issued outstanding	6	6
Additional paid in capital	515,415	507,377
Retained deficit	(83,794)	(85,932)
Total stockholders' equity	431,627	421,451
Total liabilities and stockholders' equity	$571,819	$568,536

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended June 30, 2009	Three months ended June 30, 2008	Six Months ended June 30, 2009	Six Months ended June 30, 2008

Net sales	$58,185	$47,990	$120,784	$98,780
Cost of goods sold	29,912	28,113	64,257	56,053
Gross profit	28,273	19,877	56,527	42,727
Operating expenses:
Marketing	8,820	7,395	17,620	14,793
Selling	4,270	3,408	8,787	7,555
General and administrative	12,664	9,574	24,393	18,920
Total operating expenses	25,754	20,377	50,800	41,268
Operating income (loss)	2,519	(500)	5,727	1,459
Other income (expense):
Interest income	1	13	2	264
Interest expense	(939)	(1,989)	(1,899)	(5,221)
Loss on derivative liability	(263)	-	(436)	-
Other income (expense), net	(310)	(37)	(453)	(978)
Total other income (expense)	(1,511)	(2,013)	(2,786)	(5,935)
Income (loss) before income taxes	1,008	(2,513)	2,941	(4,476)
Provision (benefit) provision for income taxes	15	(978)	802	(1,763)
Net income (loss)	$993	$(1,535)	$2,139	$(2,713)

Income (loss) per share:
Basic	$0.02	$(0.02)	$0.03	$(0.04)
Diluted	$0.02	$(0.02)	$0.03	$(0.04)
Weighted average shares outstanding:
Basic	62,630,683	62,630,683	62,630,683	62,415,028
Diluted	62,820,162	62,630,683	62,764,122	62,415,028